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                                     [LOGO]


                              WESTERN-SOUTHERN LIFE



                     WESTERN-SOUTHERN LIFE ASSURANCE COMPANY
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Agrees to provide the benefits and rights set out on this and the pages that follow which are a part of the Contract. They are provided as consideration for the application and purchase payment(s) for the Contract.

The Contract, the attached application, and any amendments, riders or endorsements make up the entire Contract. The Contract does not take effect until the Contract Date and until we have received the initial purchase payment.

TEN DAY FREE LOOK. PLEASE EXAMINE THE CONTRACT. IF YOU ARE NOT SATISFIED, YOU MAY CANCEL THE CONTRACT BY RETURNING IT TO US AT OUR SPECIAL MARKETS SERVICE CENTER LISTED ON PAGE 3 WITHIN 10 DAYS AFTER YOU RECEIVE IT. WE WILL REFUND THE CONTRACT VALUE COMPUTED AT THE END OF THE VALUATION PERIOD DURING WHICH THE CONTRACT WAS RECEIVED, PLUS ANY PREMIUM TAX DEDUCTED FROM THE PURCHASE PAYMENT, WITHIN 7 DAYS OF OUR RECEIPT OF THE CONTRACT.



This Annuity Contract is a legal contract between the Contract Owner and the Company.

                          READ YOUR CONTRACT CAREFULLY

ALL VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT. THESE VALUES MAY INCREASE OR DECREASE TO REFLECT THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT.

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                            Issued by a Stock Company
               Home Office:  400 Broadway, Cincinnati, Ohio 45202
               FLEXIBLE PURCHASE PAYMENT DEFERRED VARIABLE ANNUITY
                          Income Payable at Income Date
                       Death Benefit Prior to Income Date
                                Non-Participating

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                                    CONTENTS

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APPLICATION AND SPECIFICATION PAGE . . . . . . . . . . . . . . . . . . . .    3

DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4

OWNER, ANNUITANT, BENEFICIARY. . . . . . . . . . . . . . . . . . . . . . .    5

     Owner . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5

     Transfer of Ownership . . . . . . . . . . . . . . . . . . . . . . . .    5

     Annuitant . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5

     Beneficiary . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5

ACCUMULATION PROVISIONS. . . . . . . . . . . . . . . . . . . . . . . . . .    5

     Purchase Payments . . . . . . . . . . . . . . . . . . . . . . . . . .    5

     Allocation of Purchase Payments . . . . . . . . . . . . . . . . . . .    6

     Fixed Account . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6

     Variable Account. . . . . . . . . . . . . . . . . . . . . . . . . . .    6

     Dollar Cost Averaging . . . . . . . . . . . . . . . . . . . . . . . .    8

     Transfers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8

SURRENDER AND WITHDRAWAL PROVISIONS. . . . . . . . . . . . . . . . . . . .    9

     General Surrender Provisions. . . . . . . . . . . . . . . . . . . . .    9

     Partial Withdrawals . . . . . . . . . . . . . . . . . . . . . . . . .    9

     Surrender . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9

     Free Withdrawal Amount. . . . . . . . . . . . . . . . . . . . . . . .    9

     Systematic Withdrawal Plan. . . . . . . . . . . . . . . . . . . . . .    9

     Reduction of Surrender Charge . . . . . . . . . . . . . . . . . . . .   10

     Delay in Payment. . . . . . . . . . . . . . . . . . . . . . . . . . .   10

DEATH BENEFIT OPTIONS. . . . . . . . . . . . . . . . . . . . . . . . . . .   10

     Standard Death Benefit Option . . . . . . . . . . . . . . . . . . . .   10

     Annual Step-Up Death Benefit Option . . . . . . . . . . . . . . . . .   11

     6% Accumulating Death Benefit Option. . . . . . . . . . . . . . . . .   11

CONTRACT CHARGES AND DEDUCTIONS. . . . . . . . . . . . . . . . . . . . . .   11

     Contract Maintenance Charge . . . . . . . . . . . . . . . . . . . . .   11

     Mortality and Expense Risk Charge . . . . . . . . . . . . . . . . . .   12

     Contract Administration Charge. . . . . . . . . . . . . . . . . . . .   12

     Premium Tax Deductions. . . . . . . . . . . . . . . . . . . . . . . .   12

     Surrender Charge. . . . . . . . . . . . . . . . . . . . . . . . . . .   12

DEATH PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

     Death of Owner. . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

     Death of Annuitant. . . . . . . . . . . . . . . . . . . . . . . . . .   13

     Priority Of Beneficiaries . . . . . . . . . . . . . . . . . . . . . .   13

INCOME PROVISIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14

     Income Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14

     Form of Payment . . . . . . . . . . . . . . . . . . . . . . . . . . .   14

     Choice of Option. . . . . . . . . . . . . . . . . . . . . . . . . . .   14

     Lump Sum Removal of Value Applied
      under a Payment Option (Commutation) . . . . . . . . . . . . . . . .   14

     Additional Interest . . . . . . . . . . . . . . . . . . . . . . . . .   15

     General Payment Option Terms. . . . . . . . . . . . . . . . . . . . .   15

INCOME PAYMENT OPTIONS . . . . . . . . . . . . . . . . . . . . . . . . . .   15

     Option 1 - Payments for a Fixed Period. . . . . . . . . . . . . . . .   15

     Option 2 - Payments for Life - Guaranteed Period. . . . . . . . . . .   15

     Option 3 - Payments for a Fixed Amount. . . . . . . . . . . . . . . .   16

     Option 4 - Life Annuity - No Guaranteed Period. . . . . . . . . . . .   16

     Option 5 - Joint and Survivor . . . . . . . . . . . . . . . . . . . .   17

GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17

     Statements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17

     Statements In Application . . . . . . . . . . . . . . . . . . . . . .   17

     Modification Of Contract. . . . . . . . . . . . . . . . . . . . . . .   17

     Incontestability. . . . . . . . . . . . . . . . . . . . . . . . . . .   17

     Incorrect Age Or Sex. . . . . . . . . . . . . . . . . . . . . . . . .   17

     Place Of Payment. . . . . . . . . . . . . . . . . . . . . . . . . . .   17

     Submission Of Contract. . . . . . . . . . . . . . . . . . . . . . . .   17

     Creditors' Claims . . . . . . . . . . . . . . . . . . . . . . . . . .   18

     Proof Of Facts. . . . . . . . . . . . . . . . . . . . . . . . . . . .   18

     Non-Participating . . . . . . . . . . . . . . . . . . . . . . . . . .   18

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                             CONTRACT SPECIFICATIONS

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           Owner(s):  [JOHN DOE]              Region Number:     [980-001-0001]

       Annuitant(s):  JOHN DOE                   Annuitant's
                                                  Birthdate:           09-25-61

    Contract Number:  W 12345678              Contract Date:           10-01-97

    Initial Purchase
            Payment:  $10,000                   Income Date:         [10-01-26]

       Death Benefit
             Option:  [STANDARD]


                     Western-Southern Life Assurance Company
                         Special Markets Service Center
                                  P.O. Box 2850
                           Cincinnati, Ohio 45201-2850


ALLOCATION OF INITIAL PURCHASE PAYMENT (percentages must be in whole numbers not less than 5% and must total 100%):

VARIABLE ACCOUNT SUB-ACCOUNTS:           FIXED ACCOUNT:    [50%]

Emerging Growth Sub-Account
International Equity Sub-Account
Growth & Income Sub-Account
Balanced Sub-Account               [30%]
Income Opportunity Sub-Account
Bond Sub-Account                   [20%]
Standby Income Sub-Account

FIXED ACCOUNT INITIAL INTEREST RATE: [5.5%] (Effective Annual Rate) [10-01-97] through [09-30-98.] The interest rate credited to subsequent purchase payments allocated to the Fixed Account will be the current rate in effect on the date the payment is received. It will be guaranteed for one year from the date of receipt of payment and will never be less than 3%.

* * * DEFINITIONS

"THE COMPANY", "WE", "OUR" AND "US", is Western-Southern Life Assurance Company.

"ACCUMULATION UNIT" is an accounting unit of measure used to calculate the Variable Account Value prior to the Income Date.

"ANNUITANT" is the person designated by the Owner to be the measuring life in determining the amount of each payment and the period of time payments will be paid under one of the Income Payment Options; see Annuitant provision on page 5.

"BENEFICIARY" is the person designated by the Owner to receive the death benefits if the Owner dies prior to the Income Date; see Beneficiary provision of page 5.

"CONTINGENT ANNUITANT" is the person designated by the Owner to become the Annuitant if the Annuitant dies before the Income Date; see Annuitant provision of page 5.

"CONTRACT VALUE" is the sum of the Variable Account Value and the Fixed Account Value.

"CONTRACT YEAR" is a year starting with the Contract Date indicated on page 3 or with a Contract Anniversary. A "Contract Anniversary" is the same day and month as the Contract Date in each subsequent year.

"DOLLAR COST AVERAGING" is an option under this Contract for the automatic transfer of specified dollar amounts, earnings or specified percentages from the Fixed Account or from the Standby Income Sub-Account to other Sub-Accounts on a monthly or quarterly basis, as directed by the Owner; see Dollar Cost Averaging provision on page 8.

"FIXED ACCOUNT" is an option under this Contract where purchase payments are allocated to the general account of the Company at a guaranteed interest rate.

"INCOME DATE" is the date annuity payments begin. The Income Date is shown on page 3 and can be changed by written notice to us.

"OWNER" is the person, persons or entity having all rights under the Contract unless otherwise provided. If there are Joint Owners they own the Contract equally with a right of survivorship.

"PORTFOLIO" is an investment portfolio of an open-end management investment company registered under the Investment Company Act of 1940.

"QUALIFIED CONTRACTS" are Contracts purchased in connection with a plan that qualifies under Sections 401, 403(b), 408 or 457 of the Internal Revenue Code.

"SUB-ACCOUNT" is a division of the Variable Account which invests in a Portfolio. Purchase payments allocated to the Variable Account are further allocated to one or more of these Sub-Accounts, as designated by the Owner.

"SURRENDER VALUE" is the Contract Value less any surrender charge and less any applicable Contract Maintenance Charge.

"VALUATION DATE" is each day on which valuation of the Variable Account Sub-Accounts is required by applicable law, including every day that the New York Stock Exchange is open.

"VALUATION PERIOD" is the period of time beginning at the close of a Valuation Date and ending at the close of the next succeeding Valuation Date.

"VARIABLE ACCOUNT" is an option under this Contract where purchase payments are allocated to a separate investment account of the Company.

"YOU" AND "YOUR" refer to the Owner or Owners if there are Joint Owners; see Owner provision on page 5.

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* * * OWNER, ANNUITANT, BENEFICIARY

OWNER
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You are the Owner of the Contract.  You are also the Annuitant unless you name another person as Annuitant as shown in the Contract Specifications on page 3. You will receive the annuity payments under the Contract if the Annuitant is living on the Income Date. You also have all other rights under the Contract unless provided otherwise. The Contract may be owned by two persons as joint Owners. In this case, both joint Owners must consent to any withdrawals, surrenders or changes to the Contract or beneficiary.

TRANSFER OF OWNERSHIP
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During the Annuitant's lifetime you may transfer the ownership of the Contract
(unless it is a Qualified Contract) by written notice satisfactory to us. The transfer will not take effect until our records show that we have received the notice. A change in ownership may affect the amount of the death benefit. If you transfer ownership to a new Owner who is more than 75 years old at the time of the transfer, the death benefit will be limited to that provided under the Standard Death Benefit Option (see Death Benefit Options on page 10). Such change in ownership may be subject to state and federal income and/or gift taxes. We are not responsible for the tax consequences resulting from a transfer of ownership.

ANNUITANT
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The Annuitant is the person designated by the Owner to be the measuring life in determining the amount of each payment and the period of time payments will be paid under one of the Income Payment Options. This means that you, as Owner, will receive annuity payments if the Annuitant is living on the Income Date and for as long as the Annuitant remains living. You may also name a contingent Annuitant. This person will become the Annuitant upon the Annuitant's death, but only if the Annuitant dies before the Income Date. You may change the Annuitant or contingent Annuitant after the Contract begins but before the Income Date by written notice to us, and you may name a new Annuitant if the Annuitant dies before the Income Date and there is no contingent Annuitant; see the Death of Annuitant provision on page 13.

BENEFICIARY
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The Beneficiary is the person you name to receive the death benefits if you die prior to the Income Date. You may change the Beneficiary at any time by written notice satisfactory to us. However, the change will not take effect until our records show that we have received the notice.

* * * ACCUMULATION PROVISIONS

PURCHASE PAYMENTS
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The initial purchase payment may not be less than $10,000.  For Qualified
Contracts, the minimum initial purchase payment is $1,000. However, monthly purchase payments of not less than $50 will be permitted for Qualified Contracts if payments are made under an automatic or scheduled installment plan. If no purchase payments have been received for 2 full years, and both (a) the total purchase payments less any partial withdrawals, and (b) the Contract Value, are less than $2,000, the Company will, after 14 days written notice to you, terminate this Contract and pay you the Surrender Value.

Subsequent purchase payments must be at least $100 (at least $50 if made under an automatic or scheduled installment plan), and may be made at any time.

The total of all purchase payments under this Contract may not exceed $500,000 without prior approval of the Company.

ALLOCATION OF PURCHASE PAYMENTS
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You elect to have purchase payments allocated to the Fixed Account and/or one or more Sub-Accounts of the Variable Account. Each allocation must be in whole percentages of at least 5%. The sum of the allocation percentages must equal 100%.

The allocation of the initial purchase payment is set forth on page 3. Additional purchase payments will be allocated in the same manner as your initial purchase payment unless changed by written request. All purchase payments received after a change in allocation will be invested in the same manner as your most recent allocation unless you instruct otherwise in writing.

FIXED ACCOUNT
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The Fixed Account is an option under this Contract where purchase payments are allocated to the general account of the Company at a guaranteed interest rate.

FIXED ACCOUNT VALUE

The Fixed Account Value is equal to:

    The sum of all purchase payments allocated to the Fixed Account; plus

    Any Variable Account Value transferred to the Fixed Account; plus

    Interest credited to the Fixed Account; less

    Any amounts transferred from the Fixed Account to the Variable Account; less

    Any amounts withdrawn for charges, deductions or surrenders as provided in this Contract.

INTEREST CREDITED

The Company will credit interest to each purchase payment allocated to the Fixed Account at the interest rate in effect when such purchase payment was received. That interest rate will be guaranteed for one year from the date of receipt. At the end of that year and at the end of each successive one year period, the Company will declare a new interest rate applicable for that purchase payment which will be guaranteed for the following year. The effective annual interest rate will never be less than 3%.

The Company will credit interest on amounts transferred to the Fixed Account from the Variable Account in the manner stated above as of the date of transfer.

VARIABLE ACCOUNT
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The Variable Account is an option under this Contract where purchase payments are allocated to a separate investment account of the Company. Assets of the Variable Account are the property of the Company and will be used to provide values and benefits under this Contract and similar contracts. The Variable Account may not be charged with liabilities arising out of any other business the Company may conduct. However, the account will be charged for charges, deductions and surrenders as provided in this Contract.

VARIABLE ACCOUNT VALUE

The Variable Account Value is equal to the current value of all Accumulation Units in Sub-Accounts to which Contract Value is allocated.

SUB-ACCOUNT

The Variable Account is divided into Sub-Accounts, each of which invests in a Portfolio. Purchase payments are allocated to one or more of these Sub-Accounts as designated by you.

The Company may from time to time make additional Sub-Accounts available. These Sub-Accounts will invest in investment portfolios that the Company deems suitable for the Contracts. The Company also has the right to eliminate Sub-Accounts from the Variable Account, to combine two or more Sub-Accounts, or to substitute a new Portfolio or similar investment option for the Portfolio in which a Sub-Account invests. A substitution may become necessary if, in the Company's judgment, the Portfolio or other investment option no longer suits the purposes of the Contracts. This may happen due to unsatisfactory investment performance, a change in laws or regulations, a change in a Portfolio's investment objectives or restrictions, because the Portfolio is no longer available for investments, or for some other reason. The Company will obtain prior approval from the SEC to the extent required and any other required approvals before making such a change or substitution.

ACCUMULATION UNITS

The Company will use amounts allocated or transferred to a Sub-Account to buy Accumulation Units. The number of Accumulation Units is determined by dividing the amount allocated or transferred to the Sub-Account by the Accumulation Unit Value for the Sub-Account for the Valuation Period during which the purchase payment was received or the transfer was made.

The Accumulation Unit Value for each Sub-Account was arbitrarily set at $10 when the first Portfolio interest was purchased by the Sub-Account. The Accumulation Unit Value for any subsequent Valuation Period is equal to:

     The Accumulation Unit Value for the Sub-Account for the immediately preceding Valuation Period; multiplied by

     The Net Investment Factor for the Sub-Account for such subsequent Valuation Period.

NET INVESTMENT FACTOR

The Net Investment Factor is an index applied to measure the investment performance of a Sub-Account from one Valuation Period to the next. The Net Investment Factor may be greater or less than one; therefore, the Accumulation Unit Value may increase or decrease.

For all Sub-Accounts (except the Growth & Income Sub-Account and the Bond Sub-Account), the Net Investment Factor for each Sub-Account for any Valuation Period is determined by dividing (a) by (b) and subtracting (c) from the result, where

     (a) is:

         (1) the net asset value per share of the corresponding Portfolio at the end of the current Valuation Period, plus

         (2) the per share amount of a dividend or capital gain distribution made by the Portfolio on shares held in the Sub-Account if the "ex-dividend" date occurs during the current Valuation Period, plus or minus

         (3) a per share charge or credit for any taxes reserved, which is determined by the Company to have resulted from the investment operations of the Sub-Account during the current Valuation Period; and

     (b) is:

              the net asset value per share of the corresponding Portfolio at the end of the immediately preceding Valuation Period; and

     (c) is:

              a factor representing the charges deducted from the Sub-Account on a daily basis for the daily portion of the annual Mortality and Expense Risk Charge (1.20% to 1.40%, depending on the death benefit option chosen; see Death Benefit Options) and the annual Contract Administration Charge (0.15%).

For the Growth & Income Sub-Account and the Bond Sub-Account, the Net Investment Factor for any Valuation Period is equal to one plus the net result of (a) divided by (b) where:

     (a) is the accrued gain or loss in the Sub-Account for the Valuation Period, including investment income, capital gains and losses, adjusted by:

         (1) a charge to the Sub-Account on a daily basis representing the portion of the annual Mortality and Expense Risk Charge (1.20% to 1.40%, depending on the death benefit option chosen; see Death Benefit Options) and the annual Contract Administration Charge (0.15%) that is allocable to the Sub-Account for the Valuation Period, and

         (2) a charge or credit to the Sub-Account for any tax charge or tax credit determined by the Company to have resulted from the investment operations of the Sub-Account during the Valuation Period; and

     (b) is the value of the Sub-Account as of the close of the immediately preceding Valuation Period.

DOLLAR COST AVERAGING
-------------------------------------------------------------------------------
You may request in writing, at any time prior to the Income Date, that the Company automatically transfer specified dollar amounts, earnings or specified percentages from the Fixed Account or from the Standby Income Sub-Account to other Sub-Accounts on the monthly or quarterly anniversary of the Contract Date. You must select this automatic transfer, known as "Dollar Cost Averaging", for a period of at least 12 months. The minimum Dollar Cost Averaging transfer is $200, with a minimum allocation per Sub-Account of 5% of the total amount transferred. Dollar Cost Averaging is available only if the Contract Value is at least $10,000. Dollar Cost Averaging will terminate when any of the following occurs: (1) the number of designated transfers has been completed; (2) the portion of the Contract Value in the Fixed Account or in the Standby Income Sub-Account is insufficient to complete the next scheduled transfer; (3) the Contract Owner requests termination in writing;
or (4) the Contract is terminated. There is no charge at this time for Dollar Cost Averaging, but the Company reserves the right to charge a fee for this service. The Company also reserves the right to terminate Dollar Cost Averaging, on a prospective basis, upon 30 days' written notice to you.

TRANSFERS
-------------------------------------------------------------------------------
You may transfer all or a portion of the Contract Value among the Sub-Accounts and the Fixed Account. A transfer request must be in writing unless telephone transfer authorization has been received and approved by the Company. Transfers must be in amounts not less than $250 and may be made:

         among Sub-Accounts once every thirty days;

         from one or more Sub-Accounts to the Fixed Account once per Contract Year; and

         from the Fixed Account to one or more Sub-Accounts once per Contract Year, restricted to a maximum of 25% of the Fixed Account Value.

When transferring Contract Value to more than one Sub-Account, not less than 5% of the total amount being transferred can be directed to each such Sub-Account.

We may at any time revoke or modify the transfer provisions. Any change will be confirmed in writing to you.

*** SURRENDER AND WITHDRAWAL PROVISIONS

GENERAL SURRENDER PROVISIONS
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The Owner may withdraw part or surrender all of the Contract Value at any time this Contract is in force and prior to the Income Date, subject to the conditions set forth below. The withdrawal or surrender will be effective on the Valuation Date on or next following the date we receive your request at our Special Markets Service Center. The Company is not responsible for the tax consequences of any withdrawals or surrender.

PARTIAL WITHDRAWALS
-------------------------------------------------------------------------------
You may request in writing to withdraw part of the Contract Value in amounts not less than $250. Your request must be received before the Income Date. The Contract Value may not be reduced to below $2,000 by a partial withdrawal. If you request a partial withdrawal which would reduce the Contract Value to below $2,000, the Company will notify you that you may either: (1) Surrender the Contract in its entirety; or (2) withdraw a lesser amount such that the remaining Contract Value is at least $2,000. If we do not receive further instructions from you within 7 days, we will terminate the Contract and pay the total Surrender Value to you in a lump sum. The amount withdrawn from the Contract Value will include any applicable surrender charge.

The Company will process the withdrawals, unless instructed otherwise, by liquidating, on a pro rata basis, Accumulation Units from all Sub-Accounts in which Contract Value is allocated and value from the Fixed Account.

SURRENDER
-------------------------------------------------------------------------------
The Surrender Value is the Contract Value less: (1) any applicable surrender charge; and (2) any applicable Contract Maintenance Charge.

When you send us a written request for surrender of the full Contract Value, along with the Contract, the Company will pay you the Surrender Value, less any applicable premium tax (see Premium Tax Deductions provision on page 12).

FREE WITHDRAWAL AMOUNT
-------------------------------------------------------------------------------
You may withdraw each Contract Year, without a surrender charge, an amount equal to 10% of the Contract Value as of the date of withdrawal. This free withdrawal privilege is non-cumulative and available each Contract Year. For the purpose of calculating surrender charges, free withdrawal amounts are deemed to be withdrawn on a first-in, first-out basis from purchase payments not already withdrawn which were made less than eight years prior to the date of surrender or withdrawal.

SYSTEMATIC WITHDRAWAL PLAN
-------------------------------------------------------------------------------
You may elect in writing on a form provided by the Company to take systematic withdrawals by withdrawing a specified dollar amount of at least $100 on a monthly, quarterly, semi-annual, or annual basis. The Company will process the withdrawals by liquidating, on a pro rata basis, Accumulation Units from all Sub-Accounts in which Contract Value is allocated and value from the Fixed Account. If systematic withdrawals of a specified dollar amount exceed 10% of the Contract Value in any year, a surrender charge may apply in accordance with the Surrender Charge section.

Systematic withdrawals of future earnings only may be elected, with no specified dollar amount, in which cash no surrender charges will apply. If earnings during the period are less than $25, however, no withdrawal will be processed.

You may discontinue systematic withdrawals at any time by notifying the Company in writing. The Company reserves the right to discontinue offering systematic withdrawals upon 30 days' written notice to you; however, any such discontinuation would not affect a systematic withdrawal plan already commenced. The Company also reserves the right to assess a processing fee for this plan.

REDUCTION OF SURRENDER CHARGE
-------------------------------------------------------------------------------

The surrender charge may be reduced or eliminated for annuity contracts sold to a trustee, employer or similar entity pursuant to a retirement plan or otherwise when contracts are sold to a group of individuals such that the Company saves sales expenses. The decision to reduce or eliminate the surrender charge will be made exclusively by the Company.

DELAY IN PAYMENT
-------------------------------------------------------------------------------

Payment of a surrender or withdrawal from the Variable Account will be made within seven days. The Company has the right to suspend or delay calculation or payment of any surrender or withdrawal from the Variable Account for any of the following reasons:

      1. The New York Stock Exchange is closed other than for customary weekend and holiday closings; or

      2.  Trading on the New York Stock Exchange is restricted; or

      3. An emergency exists as a result of which disposal of the securities is not reasonably practicable or it is not reasonably practicable to fairly determined the value of the net assets of the Variable Account; or

      4. The Securities and Exchange Commission, by order, permits postponement of payments for the protection of security holders; or

      5. The request for surrender or withdrawal is not made in writing or is not in good order.

Rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions set forth in numbers 2 and 3 above exist.

The Company further reserves the right to delay withdrawal of the Fixed Account Value for up to six months in those states where applicable law requires the Company to reserve such right, or when the request is not in good order.

*** DEATH BENEFIT OPTIONS

There are three death benefit options from which you may select prior to issue of the Contract. The death benefit option may not be changed after the contract is issued, except in certain cases of a transfer of ownership to a new Owner who is more than 75 years old at the time of such transfer (see
Transfer of Ownership on page 5). The death benefit options available are: the Standard Death Benefit, the Annual Step-Up Death Benefit, and the 6% Accumulating Death Benefit.

Except as provided below with regard to the Standard Death Benefit Option, regardless of the option selected, the death benefit will equal the greatest of (1) the Contract Value on the date both due proof of death and death benefit payment instructions are received by us, (2) the sum of all purchase payments less any amounts previously withdrawn, and (3) the amount provided by the selected death benefit option. Except for the Standard Death Benefit option, an additional mortality risk charge will be assessed as described in the Contract Charges and Deductions section of the Contract. The death benefit options are as follows:

STANDARD DEATH BENEFIT OPTION
-------------------------------------------------------------------------------

If you do not select one of the other two death benefit options, or if you select one of the other options and subsequently transfer ownership of the Contract to a new Owner who is more than 75 years old at the time of such transfer, the Standard Death Benefit Option will be the death benefit option that is in effect. The Standard Death Benefit is equal to the greater of
(1) the Contract Value and (2) total purchase payments less any of amounts previously withdrawn; provided that if the Owner is age 86 or older when this Contract is issued, the death benefit will equal the Contract Value.

ANNUAL STEP-UP DEATH BENEFIT OPTION
-------------------------------------------------------------------------------

The Annual Step-Up Death Benefit equals the greatest Adjusted Contract Value for each Contract Anniversary prior to or immediately after the Owner's 80th birthday, calculated as of the benefit determination date. The Adjusted Contract Value for a Contract Anniversary as of the benefit determination date is the Contract Value as of such Contract Anniversary plus any additional purchase payments less an amount for partial withdrawals between such Contract Anniversary and the benefit determination date, including any activity on the benefit determination date. The reduction for partial withdrawals is in the same proportion that the Contract Value was reduced on the date of the withdrawal. At issue of the Contract, the Contract Value is considered to be the initial purchase payment received. The benefit determination date is the date we receive proof of death and an election of payment option or lump sum payment satisfactory to us.

6% ACCUMULATING DEATH BENEFIT OPTION
-------------------------------------------------------------------------------

This death benefit equals the Accumulated Death Benefit, defined as follows:

The Accumulated Death Benefit is initially set to equal the initial purchase payment on the Contract Date. On any subsequent Valuation Date, the Accumulated Death Benefit is increased by (1) interest on the Accumulated Death Benefit for the current Valuation Period calculated at the Death Benefit Accumulation Rate and (2) any additional purchase payments made during the current Valuation Period and decreased by (3) any partial withdrawals made during the current Valuation Period. The Accumulated Death Benefit will continue to accumulate as described until reaching the Maximum Accumulated Death Benefit.

The Death Benefit Accumulation Rate is defined as a weighted average rate based upon the allocation of Contract Value to the Fixed Account and the various Sub-Accounts as of the preceding Valuation Date. It is equal to the equivalent over the Valuation Period of a 6% annual rate except for any amounts allocated to the Fixed Account, the Standby Income Sub-Account, or the Bond Sub-Account; for amounts allocated to the Fixed Account or these Sub-Accounts the rate used in averaging is the lesser of the rate at which such account accumulated over the Valuation Period and the equivalent over the Valuation Period of a 6% annual rate.

The Maximum Accumulated Death Benefit (MADB) is initially equal to two times the initial purchase payment on the Contract Date. MADB is increased by two times any additional purchase payments as of the date such payment is received. MADB is reduced as of the effective date of any partial withdrawal
(1) by the amount of such partial withdrawal representing earnings (where earnings are defined as the excess of Contract Value over total aggregate purchase payments less partial withdrawals) and then (2) in proportion to the reduction in Contract Value for any partial withdrawals taken from purchase payments. The proportional reduction in MADB is measured against the Contract Value after all earnings have been withdrawn.

*** CONTRACT CHARGES AND DEDUCTIONS

The following Contract charges may be imposed and are designed to reimburse the Company for expenses incurred that relate to the Contract. The Company guarantees that these charges will not increase, with the exception of the premium tax deduction.

CONTRACT MAINTENANCE CHARGE
-------------------------------------------------------------------------------

On each Contract Anniversary prior to the Income Date we will deduct a Contract Maintenance Charge. The charge will also be deducted on any date that is not a Contract Anniversary on which you fully surrender the Contract or on the Income Date. The Contract Maintenance Charge for the first 10 Contract Years is $40. After the 10th Contract Anniversary, the Contract Maintenance Charge is the lesser of (a) $40, and (b) .14% of the Contract Value. The Contract Maintenance Charge will be waived if the Contract Value is equal to or greater than $50,000.

MORTALITY AND EXPENSE RISK CHARGE
-------------------------------------------------------------------------------

On each Valuation Date we will deduct from the Accumulation Unit Value a Mortality and Expense Risk Charge equal to a percentage of such value that is the daily equivalent of an effective annual rate. The effective annual rate depends on the death benefit option in effect. If the Standard Death Benefit Option is in effect, the charge is equal to an effective annual rate of 1.20% of the assets in the respective Sub-Accounts. The mortality risk portion equals .85% and .35% represents the expense risk portion. If one of the other death benefit options is in effect, the charge is equal to an effective annual rate of 1.30% for the Annual Step-Up Option (the mortality risk portion being .95%) or 1.40% for the 6% Accumulating Option (the mortality risk portion being 1.05%).

We deduct the mortality risk charge because of our promise to pay a death benefit prior to the Income Date and our obligation to make annuity payments regardless of how long the Annuitant lives. We assess the expense risk charge to defray amounts deducted for administrative expenses which may be insufficient to cover the actual costs.

CONTRACT ADMINISTRATION CHARGE
-------------------------------------------------------------------------------

On each Valuation Date we will deduct from the Accumulation Unit Value a Contract Administration Charge equal to a percentage of such value that is the daily equivalent of an effective annual rate of .15%.

PREMIUM TAX DEDUCTIONS
-------------------------------------------------------------------------------

Certain states or other governmental entities impose premium taxes. Some states assess the tax at the time purchase payments are made, and others assess at the time annuity payments begin. We will pay the premium tax at the time imposed by applicable law. We reserve the right to deduct the applicable tax from the Contract Value, however, at the time the tax is paid, upon surrender or partial withdrawals, when the death benefit is paid or on the Income Date.

SURRENDER CHARGE
-------------------------------------------------------------------------------

If part or all of the Contract Value is withdrawn or surrendered at any time, or if annuity payments begin within the first seven Contract Years, a surrender charge will be deducted except as described below. The surrender charge is assessed on each purchase payment and is based upon the number of Contract Years since the purchase payment was received. For the purpose of calculating any surrender charge (except if in connection with a systematic withdrawal of future earnings only), purchase payments will be deemed to be withdrawn first and in the order they were received before any amounts in excess of purchase payments are withdrawn from the Contract Value. (Note - for tax purposes, withdrawals may be treated differently.)

The applicable surrender charge percentages are: 8% in the first year following receipt of each purchase payment, 7% in year 2, 6% in year 3, 5% in year 4, 4% in year 5, 2% in year 6, 1% in year 7 and 0% thereafter. The surrender charge will be waived if at least two years after the Contract Date, payments begin under one of the Income Payment Options. Such a plan must have payments which will be made for at least five years.

In any event, the surrender charge will be no more than 8% of the lesser of:
(1) the total of all purchase payments made within 84 months prior to the date of the request for surrender or withdrawal; or (2) the amount surrendered, withdrawn or annuitized.

*** DEATH PROVISIONS

DEATH OF OWNER
-------------------------------------------------------------------------------
If the Contract is owned by a sole Owner who dies prior to the Income Date, the Beneficiary will be paid the death benefit. The sole Owner's estate will be the Beneficiary if no Beneficiary designation is in effect, or if the designated Beneficiary has predeceased the Owner. If the Contract is owned by joint Owners and one of them dies prior to the Income Date, the surviving
Owner will be considered the designated Beneficiary. This supersedes any previous Beneficiary designation. If there are joint Owners, the age of the Owner that died will determine the amount payable under the applicable death benefit. If joint Owners die simultaneously or under circumstances such that it cannot be determined which Owner died first, the age of the younger Owner will determine the amount payable under the applicable death benefit. Any death benefit will be paid to the Beneficiary either in one sum or under one of the Income Payment Options of this Contract.

If the Owner is a trust and a beneficial owner of the trust has been designated Beneficiary, the beneficial owner will be treated as the Owner of the Contract solely for the purpose of determining how the death benefit provisions of the Contract apply. If a beneficial owner is changed or added after the Contract Date, this will be treated as a change of Owner for purposes of determining the death benefit. If no beneficial owner has been designated, the amount payable under the applicable death benefit will be determined by the age of the Annuitant at issue and the Annuitant will be treated as the Owner for the purpose of the death benefit provisions.

Payments must be completed by December 31st of the fifth calendar year immediately following the year of the Owner's death, except that, if the Beneficiary is a natural person and so elects, the payments may be made 1) over the life of the Beneficiary; or 2) according to a fixed schedule which does not extend beyond the life expectancy of the Beneficiary; provided that payments begin within one year from the date of the Owner's death.

If the Beneficiary is the legal spouse of the deceased Owner, the Beneficiary may elect to succeed to such rights in this Contract as the Owner held upon his or her death. If the Beneficiary succeeds to these rights, the death benefit will not be paid upon the death of the Owner, and the Contract will remain in force and the Beneficiary will be the Owner.

If an Owner dies on or after the Income Date, any payments that remain to be made must be made at least as rapidly as under the Income Payment Option in effect on the date of the Owner's death.

DEATH OF ANNUITANT
-------------------------------------------------------------------------------
If the Annuitant dies prior to the Income Date, and a contingent Annuitant has been named, the contingent Annuitant becomes the Annuitant (unless the Annuitant is deemed to be the Owner as provided above, in which case the death benefit becomes payable). If there is no contingent Annuitant when the Annuitant dies prior to the Income Date, the Owner will become the Annuitant. The Owner may designate a new Annuitant within 60 days of the death of the Annuitant.

If there is no contingent Annuitant when the Annuitant dies prior to the Income Date and the Annuitant is deemed to be the Owner as provided above, the Beneficiary will be paid the death benefit then due. The Beneficiary will be as provided in the Beneficiary designation then in effect. If no Beneficiary designation is in effect, or if there is no designated Beneficiary living, the Owner will be the Beneficiary.

PRIORITY OF BENEFICIARIES
-------------------------------------------------------------------------------
You may designate the Beneficiaries as primary or contingent to indicate the order in which they will receive any death benefit payable. If you name two or more Beneficiaries of the same class, they will share equally unless you state how they are to share. If you identify a Beneficiary as a relative, we will interpret that to mean a relative of the Owner unless you state that the relationship is to another person.

Any death benefit will be paid to the primary Beneficiaries who are living when payment is due. If there are no living primary Beneficiaries, payment will be made to the contingent Beneficiaries who are living when payment is due. If all Beneficiaries have predeceased the Owner, the death benefit will be paid to the Owner's estate.

Any beneficiary who dies within 10 days after the Owner's death will not be entitled to any benefits payable on such a death unless that beneficiary is living when we receive due proof of the Owner's death.

*** INCOME PROVISIONS

INCOME DATE
-------------------------------------------------------------------------------
On the Income Date, we will start annuity payments under an Income Payment Option or we will pay the Surrender Value, less any premium tax, in a single sum. The Income Date is the Contract Anniversary on or following the Annuitant's 80th birthday or the 10th Contract Anniversary, if later, unless otherwise indicated on page 3. The Income Date can be changed by sending a written request to us. The new date will go into effect when we receive the request. Your written request must be received by us at least 31 days prior to the existing Income Date.

Annuity payments will be paid to the Owner unless you designate another payee. You may change the payee at any time by written notice to us. Such notice must be received at our Home Office at least 31 days prior to a payment due date for the change to be effective on such date. An executor, administrator, trustee, corporation, partnership or association other than the Owner may not be a payee without our approval. A payee designation is automatically revoked by the death of the designated payee.

FORM OF PAYMENT
-------------------------------------------------------------------------------
The minimum Surrender Value that may be applied under an Income Payment
Option is $1,000. The amount of income shall be determined by applying the Surrender Value, less any premium tax, as of the Income Date to that Income Payment Option.

If prior to the Income Date no Income Payment Option has been chosen, the Owner will be deemed to have chosen Option 2 - Payments for Life, with monthly payments for 10 years, continuing thereafter during the life of:

         1.  the Annuitant; or

         2. if the Annuitant is no longer living on the Income Date, the contingent Annuitant, if a valid contingent Annuitant has been named; or

         3. if neither the Annuitant nor a valid contingent Annuitant is living on the Income Date, the Owner.

CHOICE OF OPTION
-------------------------------------------------------------------------------
Choice of an option may be made by the Owner by written notice to us on or prior to the Income Date while the Annuitant is living. See Income Payment Options on page 15.

Equivalent payments for monthly, quarterly, semi-annual or annual intervals may be chosen. The options are described in terms of monthly payments. We will quote the amount of the other payments upon request.

We may issue a document stating the terms of the option.

LUMP SUM REMOVAL OF VALUE APPLIED UNDER A PAYMENT OPTION (COMMUTATION)
-------------------------------------------------------------------------------
The Owner, or the Beneficiary if the Owner is no longer living, may take lump sum payments from the remaining proceeds placed under Income Payment Options
1 or 3, though no more than four transactions may be made during any calendar year. No lump sum removal of value may be made under Options 2, 4 or 5.

ADDITIONAL INTEREST
-------------------------------------------------------------------------------
We guarantee interest under all Income Payment Options at a minimum rate of 3% a year. We may increase the interest rate above the minimum on these options. Payments under these options will be based on the interest rate in effect on the due date of the first payment.

GENERAL PAYMENT OPTION TERMS
-------------------------------------------------------------------------------
If the Surrender Value, less any premium taxes, to be placed under an Income Payment Option is less than $1,000, we will pay that amount in one sum. If any payments would be less than $50, we will change the frequency to provide payments of at least $50.

If the Surrender Value, less any premium taxes, is assigned on the Income Date, we will pay the assignee's share in one sum and place only the balance under the option. After the Income Date neither the payments nor the remaining value may be assigned or encumbered.

The schedule of payments under any operational Income Payment Option may not be extended upon the death of the Owner.


*** INCOME PAYMENT OPTIONS

In lieu of a lump sum settlement, all or part of the Surrender Value, less any premium taxes, may be applied under an Income Payment Option. When value is applied under an Income Payment Option, all other rights and benefits under this Contract shall cease.

In addition to the following options, other payment options may be available.

OPTION 1 - PAYMENTS FOR A FIXED PERIOD
-------------------------------------------------------------------------------

Equal monthly payments shall be made for a stated number of years, which you select from the table below. The monthly payment will not be less than those shown in the Fixed Period Table.

----------------------------------------------------------------------
                  FIXED PERIOD MINIMUM INCOME TABLE*
               MONTHLY PAYMENTS FOR EACH $1,000 APPLIED
----------------------------------------------------------------------
      NUMBER    MONTHLY    NUMBER   MONTHLY    NUMBER    MONTHLY
        OF      INSTALL-     OF     INSTALL-     OF      INSTALL-
      YEARS      MENTS     YEARS     MENTS     YEARS      MENTS
----------------------------------------------------------------------
         1      $84.47       11      $8.86       21       $5.32
         2       42.86       12       8.24       22        5.15
         3       28.99       13       7.71       23        4.99
         4       22.06       14       7.26       24        4.84
         5       17.91       15       6.87       25        4.71
         6       15.14       16       6.53       26        4.59
         7       13.16       17       6.23       27        4.47
         8       11.68       18       5.96       28        4.37
         9       10.53       19       5.73       29        4.27
        10        9.61       20       5.51       30        4.18
----------------------------------------------------------------------
         *VALUES ARE BASED ON COMPOUND INTEREST AT 3% A YEAR.


OPTION 2 - PAYMENTS FOR LIFE - GUARANTEED PERIOD
-------------------------------------------------------------------------------

Equal monthly payments shall be made for any guaranteed period chosen and thereafter during the life of the Annuitant. The amount of each monthly payment depends on the Annuitants age and sex on the date of first payment and on any guaranteed period chosen. We may require proof to our satisfaction of such age. We may require like proof that such person is alive on the date any payment is due. The guaranteed period may be 10 or 20 years.

                                 OPTIONS 2 AND 4

----------------------------------------------------------------------------------------------------------
                         ONE LIFE MINIMUM INCOME TABLE*
                   MONTHLY PAYMENTS FOR EACH $1,000 APPLIED
----------------------------------------------------------------------------------------------------------
     AGE                                                   AGE
     OF           LIFE          LIFE          LIFE         OF         LIFE          LIFE          LIFE
    PAYEE       NO YEARS      10 YEARS      20 YEARS      PAYEE     NO YEARS      10 YEARS      20 YEARS
    LAST        CERTAIN       CERTAIN       CERTAIN       LAST      CERTAIN       CERTAIN       CERTAIN
    BIRTH    ------------- ------------- -------------    BIRTH  ------------- ------------- -------------
     DAY     MALE   FEMALE MALE   FEMALE MALE   FEMALE     DAY   MALE   FEMALE MALE   FEMALE MALE   FEMALE
----------------------------------------------------------------------------------------------------------
15 and under $2.85  $2.77  $2.84  $2.77  $2.84  $2.76      50    $4.08  $3.72  $4.04   $3.71  $3.92   $3.66
    16        2.86   2.78   2.86   2.78   2.85   2.78      51     4.15   3.78   4.11    3.77   3.98    3.71
    17        2.87   2.79   2.87   2.79   2.87   2.79      52     4.23   3.85   4.18    3.83   4.04    3.76
    18        2.89   2.80   2.89   2.80   2.88   2.80      53     4.32   3.91   4.26    3.89   4.10    3.82
    19        2.91   2.82   2.90   2.82   2.90   2.81      54     4.41   3.98   4.35    3.96   4.16    3.87

    20        2.92   2.83   2.92   2.83   2.91   2.83      55     4.50   4.06   4.43    4.03   4.23    3.93
    21        2.94   2.84   2.94   2.84   2.93   2.84      56     4.60   4.14   4.53    4.10   4.29    4.00
    22        2.96   2.86   2.96   2.86   2.95   2.85      57     4.71   4.22   4.62    4.18   4.36    4.06
    23        2.98   2.87   2.97   2.87   2.97   2.87      58     4.82   4.31   4.73    4.27   4.43    4.13
    24        3.00   2.89   2.99   2.89   2.99   2.88      59     4.95   4.41   4.83    4.36   4.50    4.20

    25        3.02   2.91   3.02   2.90   3.01   2.90      60     5.08   4.51   4.95    4.45   4.57    4.27
    26        3.04   2.92   3.04   2.92   3.03   2.92      61     5.22   4.62   5.07    4.55   4.64    4.34
    27        3.06   2.94   3.06   2.94   3.05   2.94      62     5.37   4.73   5.20    4.66   4.71    4.42
    28        3.09   2.96   3.08   2.96   3.07   2.95      63     5.53   4.86   5.33    4.77   4.78    4.49
    29        3.11   2.98   3.11   2.98   3.10   2.97      64     5.70   4.99   5.47    4.89   4.84    4.57

    30        3.14   3.00   3.14   3.00   3.12   2.99      65     5.89   5.13   5.62    5.01   4.91    4.64
    31        3.17   3.02   3.16   3.02   3.15   3.01      66     6.08   5.28   5.77    5.15   4.97    4.72
    32        3.20   3.05   3.19   3.04   3.18   3.04      67     6.29   5.45   5.93    5.29   5.04    4.80
    33        3.23   3.07   3.22   3.07   3.21   3.06      68     6.52   5.62   6.09    5.44   5.09    4.87
    34        3.26   3.09   3.26   3.09   3.24   3.08      69     6.76   5.82   6.26    5.59   5.15    4.94

    35        3.29   3.12   3.29   3.12   3.27   3.11      70     7.02   6.02   6.43    5.76   5.20    5.01
    36        3.33   3.15   3.32   3.15   3.30   3.13      71     7.30   6.25   6.61    5.93   5.24    5.08
    37        3.37   3.18   3.36   3.17   3.33   3.16      72     7.59   6.49   6.79    6.11   5.29    5.14
    38        3.41   3.21   3.40   3.20   3.37   3.19      73     7.91   6.75   6.97    6.30   5.32    5.20
    39        3.45   3.24   3.44   3.24   3.41   3.22      74     8.25   7.04   7.16    6.50   5.36    5.25

    40        3.50   3.27   3.48   3.27   3.45   3.25      75     8.62   7.35   7.34    6.70   5.39    5.30
    41        3.54   3.31   3.53   3.30   3.49   3.29      76     9.02   7.68   7.53    6.91   5.41    5.34
    42        3.59   3.35   3.58   3.34   3.53   3.32      77     9.44   8.05   7.71    7.12   5.43    5.37
    43        3.64   3.39   3.63   3.38   3.57   3.36      78     9.90   8.44   7.89    7.33   5.45    5.40
    44        3.70   3.43   3.68   3.42   3.62   3.39      79    10.38   8.88   8.06    7.54   5.47    5.43

    45        3.75   3.47   3.73   3.46   3.66   3.43      80    10.91   9.35   8.23    7.75   5.48    5.54
    46        3.81   3.52   3.79   3.51   3.71   3.47      81    11.47   9.86   8.39    7.95   5.49    5.47
    47        3.87   3.56   3.85   3.55   3.76   3.52      82    12.06  10.41   8.53    8.15   5.50    5.48
    48        3.94   3.61   3.91   3.60   3.81   3.56      83    12.69  11.01   8.67    8.33   5.50    5.49
    49        4.01   3.67   3.97   3.65   3.87   3.61      84    13.37  11.66   8.80    8.50   5.51    5.50

                                                         85 and  14.08  12.37   8.92    8.66   5.51    5.50
                                                          over
----------------------------------------------------------------------------------------------------------

                        *Values are based on the "1983 Table a" adjusted for age
                           last birthday, with compound interest at 3% a year.




OPTION 3 -- PAYMENTS OF A FIXED AMOUNT
-------------------------------------------------------------------------------
Equal monthly payments of a fixed amount shall be made until the value applied under this option, with interest credited on the unused balance, is exhausted. The amount chosen must be at least $5 per month for each $1,000 of proceeds placed under this option. The last payment will be for the balance only. Payments may not be for more than 30 years.

OPTION 4 -- LIFE ANNUITY -- NO GUARANTEED PERIOD
-------------------------------------------------------------------------------
Equal monthly payments will be made during the life of the Annuitant. The amount of each monthly payment depends on the Annuitant's sex and age on the date of first payment. We may require proof to our satisfaction of such age and we may require proof that such person is alive on the date any payment is due. THERE IS NO GUARANTEED PERIOD. THIS MEANS THAT WHEN THE ANNUITANT DIES
NO FURTHER PAYMENTS WILL BE MADE, EVEN IF ONLY ONE PAYMENT HAS BEEN MADE.

OPTION 5 -- JOINT AND SURVIVOR
-------------------------------------------------------------------------------
Equal monthly payments shall be made during the lifetimes of two designated persons. Upon the death of either, payments will continue to the survivor or may be reduced to a preselected percentage (75%, 66 2/3%, or 50%) of the original payment. Payments will cease upon the death of the survivor. The amount of each monthly payment depends on the ages and sexes of both persons on the date of first payment, and the preselected percentage for continuing payments. We may require proof to our satisfaction of their ages. We may require like proof that any designated person is alive on the date any payment based upon the life of such person is due.

  *  *  *   GENERAL PROVISIONS

STATEMENTS
-------------------------------------------------------------------------------
At least once each Contract Year prior to the Income Date, we will mail a statement to you at your last address known to us. This statement shall include the Fixed Account Value and the Variable Account Value. The information in this statement shall be as of the date not more than 4 months prior to the date it is mailed. We will also send you confirmations of transactions under the Contract, such as purchase payments, transfers and withdrawals and, at least semi-annually, a report of the investments held in the Sub-Accounts and any other information required by applicable law or regulations.

STATEMENTS IN APPLICATION
-------------------------------------------------------------------------------
All statements made in the application are considered to be representations and not warranties. No statement will be used in defense of a claim unless it is in the application.

MODIFICATION OF CONTRACT
-------------------------------------------------------------------------------
Any change in the Contract or waiver of its provisions must be in writing and signed by our Chairman, President or Secretary. No other person can change or waive any of its provisions.

INCONTESTABILITY
-------------------------------------------------------------------------------
The Contract will be incontestable after it has been in force during the Owner's lifetime for two years from the Contract Date.

INCORRECT AGE OR SEX
-------------------------------------------------------------------------------
If the age or sex of the Owner and/or Annuitant has been misstated, we will adjust all benefits to those that the purchase payment(s) for the Contract would have purchased for the correct age and sex. Any overpayments we make will be charged with compound interest against subsequent payments. Any amounts we owe as a result of underpayments will be paid with compound interest upon receipt of notice of the underpayment. The rate will be the rate we use to determine the number or amount of the payments.

PLACE OF PAYMENT
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We will make all payments due under the Contract at our Home Office.

SUBMISSION OF CONTRACT
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We may ask you to relinquish the Contract or send it to us for endorsement before we make any payment. Failure to have you relinquish the Contract or to note payment on it does not indicate that we have not made payment.


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

CREDITORS' CLAIMS
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All payments under the Contract will be exempt from the claims of creditors and legal process to the extent permitted by law. No payment will be transferred, assigned or withdrawn before it becomes payable unless we agree.

PROOF OF FACTS
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We may ask any person claiming the right to payments for proof satisfactory to us of such person's right to payment. Any payment we make relying on that proof discharges us from any obligation to make that payment to another person. We will require proof of date of birth of the person(s) on whose life (or lives) payments are based.

NON-PARTICIPATING
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This Contract does not participate in surplus earnings of the Company.


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